EXHIBIT 15

LETTERHEAD OF ERNST & YOUNG LLP.

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

To the Board of Directors and Shareholders
of Limited Brands, Inc.
Columbus, Ohio

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Limited Brands, Inc. and its subsidiaries (“the Company”) for the registration of 2,000,000 shares of its Common Stock related to the Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2009 Restatement) of our reports dated June 6, 2009 and September 4, 2009 relating to the unaudited consolidated interim financial statements of the Company that are included in its Forms 10-Q for the thirteen weeks ended May 2, 2009 and the thirteen and twenty-six weeks ended August 1, 2009.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP
Columbus, Ohio
September 10, 2009